Exhibit 10.3 BAS
                               BAS Consulting, Inc.




                                                                June 2, 2003

Mr Stanley Priskie
President and CEO
EXA, Inc.
440 South Federal Highway
Suite 104
Deerfield Beach, FL 33441

Dear Mr, Priskie:

This letter will confirm our agreement ("Agreement") that BAS Consulting, Inc. ("BASC") has been engaged to act as a consultant to EXA, Inc. ("EXA" or the "Company") with respect to assisting EXA in developing corporate strategies.

Scope of Engagement

BASC shall;

1 Assist EXA management in developing strategies regarding the role and structure of EXA's various subsidiaries as they relate to EXA's overall corporate strategy of introducing timesharing to the cruise ship Industry.

2 Assist EXA in executing the strategy that is developed. This step includes BASC recommending procedures but not performing those procedures.

Compensation

EXA agrees to pay BASC for its services a fee of $50,000 to be paid when the Company completes and incorporates the strategy developed as part of this engagement and is approved end accepted by EXA. It is agreed that the strategy is incorporated at the time that an entity with which BASC has worked is actively undertaking any procedures that assist the overall corporate strategy of instituting timesharing to the cruise ship industry.

It is understood that if BASC is requested to perform services outside of this agreement, including but not limited to acquisitions, spin-offs or sales, that a separate fee will be negotiated therefore.

Terms and  Conditions

Since BASC will be acting on EXA' behalf on a best efforts basis, EXA will indemnify and hold harmless BASC, each of its officers and employees and its affiliates, against all liabilities and reasonable expenses incurred in connection with financial statements, brochures, statements, and any material furnished by you or created on your behalf, except those liabilities caused by BASC's own gross negligence or willful misconduct.

All information exchanged between the parties hereto that is not available in the public domain shall be used only for the purpose of completing the transaction which is the subject of this Agreement and shall be held in confidence by both parties.

This agreement shall continue until December 31, 2003 unless terminated, with or without cause, by either party with 10 days' written notice. In the event this relationship is terminated by EXA, BASC shall shall be entitled to recover all out-of-pocket costs previously approved by EXA.

This Agreement shall be governed and construed in accordance with the laws of the State Florida.

Please confirm that the foregoing is in accordance with your understanding by signing on behalf of Poured Pleasures and returning an executed copy of this Agreement, whereupon it shall become a binding agreement between EXA and BASC. Very truly yours,

Accepted and Agreed

FXA International, Inc.

By: /s/ Stanley Priskie                                Date: 6/2/03
   ---------------------------------------                   ------
    Mr. Stanley Priskie, President and CEO

BAS Consulting, Inc.

By: /s/ B.Alva  Schoomer
   ---------------------------------------
        B.Alva  Schoomer, President